Exhibit 10.3
DESCRIPTION OF BONUS PLANS AS MODIFIED DECEMBER 16, 2008
     For fiscal 2009, the Company has two bonus plans in which its executive officers, together with other employees, participate including a Corporate Bonus Plan and a Business Unit Bonus Plan. Messrs. Bakken, Bhame, and Narowski participate in the Corporate Bonus Plan and the remaining executive officers participate in the Business Unit Bonus Plan. Ms. Till’s bonus for fiscal 2009 is determined pursuant to the terms of her Employment Agreement outside of the terms of the bonus plans.
     Under the Corporate Bonus Plan, for fiscal 2009 a fixed dollar pool for all participants of $990,000 is established. The actual payout from the pool increases or decreases based upon achievement of pre-set levels of “Adjusted EBITDA” (EBITDA adjusted to remove the effect of non-cash stock-based compensation expense). Each participant in the Corporate Bonus Plan is allocated a specified percentage of the pool. In order for a participant in the Corporate Bonus Plan to achieve his full personal target bonus, Adjusted EBITDA would have to be at least budget. Based upon better or worse performance, bonus payouts can increase or decrease. Absent any discretionary allocation, no bonus is payable if performance is less than 90% of budget.
     Under the Business Unit Bonus Plan for fiscal 2009, individual metrics are established for each participant. In general, 25% of each participant’s bonus is determined based upon Company-wide operating profit, 65% of bonus is based upon operating profit for the particular business unit with which the officer is associated, and 10% of the bonus is based upon evaluation of performance against individual management objectives. Full bonus payouts will be made with respect to the 25% and 65% portions of the bonus upon achievement of budgeted operating profit for the Company and applicable business unit, respectively, , with a minimum threshold of 80% of budgeted operating profit for receipt of the respective portion of the bonus. Within the Business Unit Bonus Plan bonuses may be increased or decreased by set percentages based upon client satisfaction scores for the business unit with which a particular officer is associated.
     Up to 10% under all of the Company’s bonus plans is available to be awarded to the participants in any of those plans in the discretion of the Chief Executive Officer, subject in the case of executive officers to approval by the Compensation Committee. The Compensation Committee of the Board of Directors also reserves the right to increase the payouts that would otherwise be applicable.